Exhibit 10.36

Note: Information has been omitted from this agreement pursuant to a request for confidential treatment, and such information has been separately filed with the Securities and Exchange Commission. The omitted information has been marked with a bracketed asterisk (“[*]”).

November 12, 2018

Megan Molony
National Vision, Inc.
2435 Commerce Ave.
Building 2200
Duluth, GA 30096
Megan.Molony@nationalvision.com

Via Electronic Mail

Dear Ms. Molony:

This Letter Agreement and the attached Schedules (collectively, the “Agreement”) reflect the terms and conditions agreed upon by and among National Vision, Inc. (“Customer”) and Essilor of America, Inc., on behalf of itself or one of its affiliates (collectively, “Essilor”), regarding Customer’s purchase from Essilor of ophthalmic lenses and certain licensed products from Essilor during the Term (as defined below in Section 4 of this Agreement). If Customer agrees with all of the terms and conditions set forth herein, it should sign and execute this Agreement in the signature blocks set forth below.

1.	Background

Essilor is a leading manufacturer of lens products and operates a network of optical laboratories. Customer currently operates a diverse portfolio of 1,067 retail stores across five retail brands as of September 29, 2018, under the banners “America’s Best Contacts & Eyeglasses,” “Eyeglass World,” “Vista Optical,” and “The Vision Center brought to you by Walmart” (the “Retail Stores”), and several e-commerce websites, including “AC Lens”. For purposes of the exclusivity provisions of this Agreement, the term “Retail Stores” shall include any new Retail Stores added by Customer during the Term under the above-referenced banners (up to 75 locations per year) with the exception of those retail stores operating under the banner “The Vision Center brought to you by Walmart.”

2.	Direct Lenses

On behalf of its Retail Stores, Customer wishes to purchase from Essilor, and Essilor, in turn, wishes to provide to Customer on an exclusive basis, the categories of ophthalmic lenses listed on Schedule A (the “Direct Lenses”), unless otherwise mutually agreed upon by the parties. To avoid confusion, unless otherwise mutually agreed upon by the parties, Customer agrees to purchase the categories of Direct Lenses listed on Schedule A exclusively from Essilor, with the exception of specialty sun lenses; Essilor, however, will be free to provide Direct Lenses to other customers.

In the event Customer elects to offer a new product category to its customers not included on Schedule A or the License Agreements (as defined herein), Customer agrees to provide Essilor with a right of first refusal to provide such product category. Customer will provide Essilor with a right of first refusal notice (the “Notice”) that will specify Customer’s reasonable product needs, technical, laboratory, delivery and any other requirements with respect to the new product category; provided that Essilor will be given a period of at least three (3) months with respect to the initial delivery of the product. The parties will agree upon a reasonable timeline for Essilor to respond to the Notice (such time not to exceed thirty days). Essilor shall have the opportunity to respond to the Notice by submitting an offer to Customer to provide a comparable product at a competitive price. If Essilor does not respond to the Notice by the agreed upon deadline or is unable to reasonably meet the Customer’s specified, requirements as set forth in the Notice, which shall be reasonably measured by Customer based on technical requirements, quality of laboratory operations impact and cost, Customer shall have the right to source the new product category from a third party other than Essilor. The parties agree that if there is a question or dispute regarding whether a product constitutes an existing product category covered under Schedule A¸ or is a new product category subject to this right of first refusal provision, and the parties cannot resolve such question or dispute after working in good faith, the right of first refusal provisions of this paragraph shall apply.

The parties agree that, except as provided herein, Essilor will not sell lenses directly to Customer’s Hong Kong partner laboratory (“HKO”) or Mexico partner laboratory (“OMX”) under this Agreement to be processed by HKO or OMX so that they will, in effect, be purchased by and billed to Customer. Notwithstanding the foregoing, Essilor will reasonably consider alternative arrangements for the supply by Essilor of lenses to HKO and OMX, which alternative arrangements may include the direct supply by Essilor of lenses to HKO and OMX.

Notwithstanding the foregoing, Customer agrees that the Direct Lenses supplied by Essilor pursuant to this Agreement shall be utilized solely for resale in Customer’s retail establishments and shall not be resold in a wholesale context.

3.	Technology Agreements

The parties acknowledge that arrangements with respect to Customer’s access digital surfacing and lens coating technology shall be governed by the Digital Surfacing License Agreement and the Agreement Regarding Lens Coating (collectively, the “License Agreements”) entered into between the parties.

4.	Term and Termination

(a)    Term. The term of this Agreement shall extend from June 1, 2019, until May 31, 2023 (the “Initial Term”), unless terminated earlier (or extended) pursuant to the terms of this Agreement. Thereafter, this Agreement shall automatically renew on a month-to-month basis (collectively the “Renewal Term”), unless either party gives the other at least thirty (30) days’ prior written notice of the end of the Initial Term or Renewal Term, as applicable, of its desire to terminate the Agreement. Notwithstanding the foregoing, Customer shall have the ability to unilaterally extend this Agreement an additional calendar quarter after the proposed termination date. Each one (1) year anniversary of this Agreement shall be referred to as a “Contract Year.” By way of example, Contract Year 1 shall extend from June 1, 2019 until May 31, 2020.

(b)    Termination. (i) In addition to all other remedies provided by law or specified in this Agreement, each of Customer and Essilor (the “Non-Breaching Party”) may immediately terminate this Agreement by providing notice of such termination to the other party (the “Breaching Party”) upon the occurrence of any of the following events:

Confidential treatment has been requested with respect to information contained within the [*] marking. Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

a.    The insolvency of, filing of a petition in bankruptcy by, against, or on behalf of, or appointment of a receiver or trustee for all or substantially all of the property of, the Breaching Party; or any dissolution, liquidation, or other insolvency proceeding by, against, or on behalf of the Breaching Party; or

b.    Breaching Party’s material breach of or material failure to perform any of the terms, conditions, or covenants contained in this Agreement that is not corrected within thirty (30) days after receipt of notice of such breach; provided, however, if the breach is not capable of being cured within such thirty (30) day period and the Breaching Party is diligently pursuing such a cure, the Breaching Party shall not be deemed to be in default. In no event shall such cure period exceed sixty (60) days.

(ii)    In addition to all other remedies provided by law or specified in this Agreement, and at the request of NVI in light of the recent combination of Essilor International SA and Luxottica Group, all exclusivity provisions of this Agreement shall terminate and/or Customer may terminate this Agreement by providing at least thirty (30) days’ notice to Essilor upon the occurrence of any of the following events:

a.    If an amendment or extension to the EyeMed Vision Care Eye Care Professional Agreement between EyeMed Vision Care, LLC (“EyeMed”) and NVI (the “EyeMed Agreement”) is not executed prior to December 31, 2018; or

b.    If (1) EyeMed terminates the EyeMed Agreement, or (2) EyeMed materially changes the terms of the EyeMed Agreement in a way that negatively impacts NVI or any of its Brands (as defined in the EyeMed Agreement) that results in termination of the EyeMed Agreement, or (3) causes NVI or any of its Brands (as defined in the EyeMed Agreement) to no longer be eligible to provide in-network services under the EyeMed Agreement, provided that the foregoing shall not apply to a termination due to a material breach of the EyeMed Agreement by NVI.

(c)    Effect of Termination. Upon a termination of this Agreement, the following amounts shall become fully and automatically due, owing, and payable within (10) days after the effective date of termination: (1) any account balances, (2) any other amounts that Customer owes to Essilor under this Agreement and (3) all amounts that Essilor owes to Customer under this Agreement pursuant to Section 10 through the effective date of termination. In such event, the parties agree to waive any and all rights to offset.

5.	Pricing

During the Term, Customer shall compensate Essilor for the Direct Lenses in accordance with prices set forth in the attached Schedule A.

6.	Payment Terms

[*]

7.	Shipping and Freight

The parties agree that shipments by Essilor to HKO and OMX will be either to (i) the addresses set forth on Schedule B for the respective facilities, (ii) other addresses for HKO and OMX within their current shipping jurisdictions, upon the reasonable discussion between the parties regarding the technicalities and terms related to shipping to such addresses, or (iii) to such other addresses as mutually agreed between the parties.

Other than as described below with respect to lenses processed by an Essilor laboratory, Essilor will be responsible for all freight and other charges including duties on shipments to Customer’s U.S. and OMX production facilities. Customer will be responsible for all freight and other charges including duties on shipments to HKO. Shipping method will be ground freight for stock replenishment orders and 2-Day freight to domestic labs. Customer agrees to cover actual shipping costs for all shipments of lenses processed by an Essilor laboratory that are then shipped to Customer from such laboratory. Other than with respect to shipments to HKO, which will be shipped Exworks, title for all shipments will pass and Customer will assume all risk of loss of product at the time of delivery, which will be F.O.B. point of delivery. Except as described above, Essilor shall ship lenses in accordance with practices and timeframes currently in effect for domestic shipments by Essilor to Customer.

8.	Defect Rates

[*]

9.	Forecasting Information

Customer and Essilor agree to meet quarterly to review Customer’s upcoming planned promotions, sales initiatives, planned new store openings, and seasonality trends as they may impact Essilor’s supply chain forecasting.

10.	Loyalty and Transitions® Lens Rebates

[*]

11.	Inspection and Audit

Customer shall keep accurate and complete registers which shall record the exact number of Direct Lenses purchased under this Agreement and any other information needed to determine its compliance with the requirements of this Agreement.

Upon reasonable belief that Customer is not in compliance with the exclusivity provisions of this Agreement, Essilor shall have the right to appoint an accountant and, at a mutually agreeable time, inspect NVI’s registers for the sole purpose of determining Customer’s compliance with the terms of this Agreement.

The costs of such inspection and examination shall be borne by Essilor. They shall, however, be reimbursed by Customer to the extent the audit results in a finding that Customer has failed to fully comply with the exclusivity provisions of this Agreement.

12.	Rebate Reports

Within ninety (90) days of the end of each Contract Year, Essilor shall send Customer a written “Rebate Report” detailing:

•	The amount of Customer's Direct Lens purchases and License Fees in the just concluded Contract Year;

•	The annual Performance Rebate and Transitions Rebate that Customer earned pursuant to the terms and conditions of the Agreement in the just concluded Contract Year; and

•	The type, quantity, and dollar amounts of Customer’s Direct Lens purchases and License Fees paid to Essilor for the just concluded Contract Year; and

•	Other rebates or discounts, if any, received by Customer.

13.	Compliance with Terms and Law

Each of the parties to this Agreement agrees to comply with (1) the terms and conditions of this Agreement and (2) all applicable laws and regulations during the Term.

14.	Price Transparency

Customer understands and acknowledges that Customer may be requested-pursuant to applicable laws, regulations or contractual provisions-to fully and accurately report and disclose all price reductions (e.g., discounts and rebates) received by Essilor under this Agreement, which such information shall be contained in the Rebate Reports provided under this Agreement. Customer covenants and agrees that it shall (1) comply with its reporting and disclosure requirements, if any, and (2) provide the relevant governmental authority, health care plan or program, or third party payer with such other information about the price reductions it received, upon request.

Customer may wish to consult with its legal advisers regarding how, where, and when any price reductions received under this Agreement should be reported and otherwise disclosed, including whether and how such price reductions should be apportioned over Customer's purchases during the relevant Contract Year.

15.	Representations and Warranties

Each party represents and warrants to the other that on and as of the date of this Agreement, each and every representation and warranty set forth is true and accurate.

Each party has full corporate power and authority to execute, deliver and perform the obligations contemplated by this Agreement and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such party.

This Agreement, as executed and delivered, constitutes legal, valid and binding obligations of each party enforceable in accordance with its terms. The execution, delivery and performance of this Agreement does not violate or contravene any provision of law, or conflict with the Articles of Incorporation of either party or any other document or charter under which such party was established, or conflict with or result in the breach of any provision of any agreement to which such party is a party, or constitute a default or an event that, with the giving of notice, or the passing of time, would create such a default.

Essilor represents and warrants that (a) it possesses all federal, state and local licenses and permits necessary to manufacture and sell the products in accordance with the terms of this Agreement, (b) the products manufactured by Essilor will be in accordance with legal and industry specifications (including ANSI standards) and will be free from defects in workmanship and material, and (c) Essilor shall comply with all federal, state and local laws and regulations applicable to the manufacture and sale of the products in accordance with the terms of this Agreement.

16.	Force Majeure

In the event either party is prevented or delayed in the performance of any obligation required under this Agreement due to delays caused by fire, catastrophe, strikes or labor trouble, civil commotion, acts of God, governmental prohibitions or regulation, inability or difficulty to obtain materials or other causes beyond the performing party's reasonable control, the performing party shall, within ten (10) days of the event causing such delay, provide written notice to the other party of the event causing the delay and the anticipated period of delay, and the period of such delay shall be added to the time for performance thereof. The performing party shall have no liability by reason of such permitted delays. In the event the performing party fails to provide notice to the other party of the force majeure delay within such ten (10) day period, the performing party shall not be excused from the timely performance of such obligation regardless of the cause. Notwithstanding the foregoing, Customer shall have the right, in the event of a force majeure delay that adversely affects the ability of Essilor to timely deliver the Direct Lenses under this Agreement, to order any Direct Lenses from a source other than Essilor.

17.	Confidentiality

The contents of this Agreement and confidential information exchanged in connection therewith are deemed confidential, shall not be disclosed to third parties, and shall be treated under an existing non-disclosure agreement between the parties. Notwithstanding the foregoing, each party may disclose such matters (a) in connection with tax proceedings, arbitration, or litigation that involves the terms of this Agreement and (b) to (i) its officers, directors, affiliates, employees, accountants, attorneys, advisors, and other individuals who need to know such contents in connection with their duties on behalf of such party; (ii) actual or potential financing sources, and other parties that may enter into business transactions with each party or its affiliates (including any Contract Laboratories, hereafter defined); and (iii) government authorities (including courts and administrative agencies) if required by or advisable under applicable legal requirements. The foregoing shall not prevent either party from disclosing the existence of their vendor/customer arrangement.

18.	Confidentiality of Price List as to HKO and Mexico Laboratory

The parties acknowledge that Essilor considers the Price List confidential and that Customer intends to contract with HKO and laboratories in Mexico, and may in the future contract with other laboratories not owned or under common control with Customer (all the foregoing, “Contract Laboratories”) to process certain of the Direct Lenses for Customer. The parties accordingly agree that Customer will not contract with a Contract Laboratory for the processing of Direct Lenses unless and until either (a) the Contract Laboratory has entered into a customary confidentiality agreement, in a form and on terms substantially the same as that attached hereto as Schedule C, pursuant to which the Contract Laboratory has agreed to keep confidential the terms of the Price List or (b) Essilor and Customer have agreed upon procedures to enable the Contract Laboratory to process the Direct Lenses without having access to such terms (such procedure may include the direct shipment of the Direct Lenses to the Contract Laboratory). Essilor and Customer agree to work reasonably together to agree upon such procedures.

19.	Relationships of the Parties

For purposes of the Agreement and the transactions provided for herein, the parties to the Agreement shall be deemed to be independent contractors. Nothing in the Agreement is intended to create, nor shall it be construed to create, an employer-employee, franchisor-franchisee, joint venture or partnership relationship between the parties.

20.	Indemnification, Warranties and Limitation of Remedy and Liabilities

Each party, on behalf of its respective successors, heirs and assigns, agrees to protect, defend, hold harmless and indemnify the other party, its respective parent, subsidiaries and affiliated corporations, as well as their directors, officers and employees, from and against any and all expenses, claims (including third party claims), actions, liabilities, losses and damages of any kind whatsoever (including, without limitation of the foregoing, death or injury to persons) resulting or arising out of the performance of or failure of the indemnifying party, its respective agents, employees or permitted assignees, to perform any of their joint or respective obligations pursuant to the terms of the Agreement or from any misrepresentation or the omission or commission of any act, lawful or unlawful, by the indemnifying party or any of its agents, employees or permitted assignees.

EXCEPT AS PROVIDED FOR HEREIN, ESSILOR HEREBY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS AND CONDITIONS, STATUTORY OR OTHERWISE, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SHALL BE AS PROVIDED IN THIS AGREEMENT. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ON ANY LEGAL THEORY, WHETHER IN CONTRACT, TORT, EQUITY, OR AT LAW, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

21.	Arbitration

Any controversy, dispute or claim arising out of the interpretation, performance or breach of the Agreement shall be resolved by binding arbitration at the request of either party, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall apply New York substantive law and federal substantive law where state law is preempted. Civil discovery for use in such arbitration may be conducted in accordance with the provisions of New York law, and the arbitrator(s) selected shall have the power to enforce the rights, remedies, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions and penalties as can be imposed in like circumstances in a civil action by a court of competent jurisdiction of the State of New York. The provisions of New York law concerning the right to discovery and the use of depositions in arbitration are incorporated herein by reference and made applicable to the Agreement. The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by New York law, subject to the limitations on damages set forth above. The arbitrators shall prepare in writing and provide to the parties an award including factual findings and the legal reasons on which the award is based. The arbitrators shall not have the power to commit errors of law or legal reasoning. Notwithstanding the above, in the event any party wishes to obtain injunctive relief or a temporary restraining order, such party may initiate an action for such relief in any court of competent jurisdiction. However, the courts shall not have the authority to review or grant any request or demand for damages.

22.	Attorneys’ Fees; Interest

In the event that either party to the Agreement institutes litigation or arbitration against the other party to enforce any of the terms or conditions of the Agreement, the prevailing party in such litigation or arbitration shall be entitled to recover reasonable costs and attorneys’ fees incurred by it from the other party. If any monthly statements are not timely paid by Customer, such obligation shall accrue interest at the lower of the highest interest rate allowed by applicable law and one and one-half percent (1 ½%) per month from the date that each such obligation is due until paid.

23.	Waiver

The failure of either party to seek redress for violation of, or to insist upon strict performance of, any term, covenant or condition contained in the Agreement shall not prevent a similar subsequent act from constituting a default under the Agreement.

14.    Previous Agreements, Modifications, and Assignment

This Agreement replaces any other preceding agreement, whether written or oral, between the parties on the subject matter hereof. The parties acknowledge that certain Direct Lens Supply Letter Agreement, dated May 25, 2011, as amended (the “Original Agreement”) shall remain in effect until the commencement of the Initial Term under this Agreement. No addition or modification to this Agreement shall be valid unless made in writing signed by both parties hereto. If any provision or clause of this Agreement is found to be null and void or unenforceable, the balance of this Agreement will be construed as a whole to effect as closely as practicable the original intent of the parties. Neither party may assign any of its rights or obligations under this Agreement to any other party without the prior written consent of the other, except for a transfer to an entity controlled by or under common control with the assigning party. Each and every assignee of any right(s) or obligation(s) under this Agreement shall be bound by all of the terms and conditions hereof.

24.	Notice

Any notices required or permitted to be given hereunder or under the Agreement shall be given in writing and shall be delivered (i) in person, (ii) by certified mail, postage prepaid, return receipt requested, (iii) by facsimile, or (iv) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

Essilor:        Essilor of America, Inc.
Office of the General Counsel
13555 N. Stemmons Freeway
Dallas, Texas 75234
Facsimile: (972) 241-1162

Customer:    National Vision, Inc.
2435 Commerce Ave., Building 2200
Duluth, GA 30096
Attn: General Counsel
With a copy to: Megan Molony

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon delivery, which for any notice given by facsimile shall mean notice that has been received by the party to whom it is sent as evidenced by confirmation slip.

25.	Counterparts; Facsimiles

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A signature sent by telecopy or facsimile transmission shall be as valid and binding upon the party as an original signature of such party.

Very truly yours,

ESSILOR OF AMERICA, INC.

/s/ Steve Nussbaumer
Name: Steve Nussbaumer Title: SVP and General Manager, Key Accounts

By executing below, the undersigned hereby represents and warrants that he/she has the authority to execute this Agreement on behalf of Customer, as applicable, and in furtherance of this Agreement.

AGREED TO AND ACCEPTED BY:

CUSTOMER:

National Vision, Inc.

/s/ Megan Molony
Name: Megan Molony Title: Sr. Vice President, Merchandising Date: November 12, 2018

Confidential treatment has been requested with respect to information contained within the [*] marking. Such portions have been omitted from this filing and have been separately filed with the Securities and Exchange Commission.

Schedule A

[*]†

† A four-page schedule, for which confidential treatment has been requested, has been omitted. All such omitted material has been separately filed.

Schedule B

Laboratorio Optimex, S.A. de C.V.
Eugenio Cuzin #945 Parque Industrial Belenes Norte
Zapopan, Jal. Mexico 45150

Hong Kong Optical, LLC.
Flat 03, 10/F, Kwong Sang Hong Centre
151 Hoi Bun Rd, Kwun Tong, Kowloon, Hong Kong